Exhibit 10.29

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT

MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

[***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

STATE OF COLORADO CONTRACT

COVER PAGE

State Agency Department of Public Health and Environment (“CDPHE” or the “State”)	Contract Number 2020-3114-6

Contractor Biodesix, Inc. (“Biodesix” or “Contractor”)	Contract Performance Beginning Date Effective Date

Contract Maximum Amount

The maximum amount payable under this Contract to Contractor by the State shall not exceed the cumulative amount owed for the Services (defined below), as determined by the State from available funds. The maximum amount payable to Contractor by the State for all Services is limited to the amount specified in invoices. Payments to Contractor are limited to the unpaid obligated balance of the Contract as owed pursuant to Exhibit B, Laboratory Rate.

Initial Contract Expiration Date December 30, 2020

Contract Purpose

The State desires to have Contractor provide clinical and molecular pathology services (“Lab Services”) through a laboratory located in Boulder (“Reference Lab”) to assist the public health interests of the people of Colorado during the COVID-19 pandemic.

Exhibits and Order of Precedence

The following Exhibits and attachments are included with this Contract:

1.  Exhibit A – Statement of Work

2.  Exhibit B – Laboratory Rate

3.  Exhibit C – Sample Option Letter

4.  Exhibit D – Federal Provisions

In the event of a conflict or inconsistency between this Contract and any Exhibit or attachment, such conflict or inconsistency shall be resolved by reference to the documents in the following order of priority:

1.  Exhibit D, Federal Provisions

2.  Colorado Special Provisions in §19 of the main body of this Contract.

3.  The provisions of the other sections of the main body of this Contract.

4.  Exhibit A, Statement of Work.

5.  Exhibit B, Laboratory Rate.

6.  Exhibit C, Sample Option Letter.

Principal Representatives

For the State:                                                                             For Contractor:

Lisa McGovern, Director                                                               David Poticha

Procurement and Contracts Section                                               Senior Director, Legal Biodesix, Inc.

Colorado Department of Public Health and Environment            2970 Wilderness Place, Suite 100

4300 Cherry Creek Drive South                                                    Boulder, CO 80301

Denver, CO 80246-1530                                                                Email: [***]

Email: [***]

For Non-Legal Matters

Copy to Robin Harper Cowie, CFO robin.cowie@biodesix.com

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SIGNATURE PAGE

THE PARTIES HERETO HAVE EXECUTED THIS CONTRACT

Each person signing this Contract represents and warrants that the signer is duly authorized to execute this Contract

CONTRACTOR Biodesix, Inc. By: Robin Harper Cowie Chief Financial Officer 9/9/2020 Date: /s/ Robin Harper Cowie

STATE OF COLORADO

Jared S. Polis, Governor

Department of Public Health and Environment

Jill Hunsaker Ryan, MPH, Executive Director

By: Lisa McGovern, Director

Procurement and Contracts Section

Date:     /s/ Lisa McGovern

LEGAL REVIEW Philip J. Weiser, Attorney General By: N/A First Assistant Attorney General Date:

In accordance with §24-30-202, C.R.S., this Contract is not valid until signed and dated below by the State Controller or an authorized delegate.

STATE CONTROLLER

Robert Jaros, CPA, MBA, JD

By:     /s/ Robert Jaros

Effective Date:     September 11, 2020

	TABLE OF CONTENTS
	COVER PAGE	1
	SIGNATURE PAGE	2
1.	PARTIES	3
2.	TERM AND EFFECTIVE DATE	3
3.	DEFINITIONS	5
4.	STATEMENT OF WORK	7
5.	PAYMENTS TO CONTRACTOR	7
6.	REPORTING - NOTIFICATION	9
7.	CONTRACTOR RECORDS	10
8.	CONFIDENTIAL INFORMATION-STATE RECORDS	10
9.	CONFLICTS OF INTEREST	13
10.	INSURANCE	13
11.	LABORATORY QUALIFICATIONS, REPRESENTATIONS AND WARRANTIES	15
12.	BREACH OF CONTRACT	16
13.	REMEDIES	16
14.	DISPUTE RESOLUTION	18
15.	NOTICES AND REPRESENTATIVES	18
16.	RIGHTS IN WORK PRODUCT AND OTHER INFORMATION	19
17.	STATEWIDE CONTRACT MANAGEMENT SYSTEM	19
18.	GENERAL PROVISIONS	19
19.	COLORADO SPECIAL PROVISIONS (COLORADO FISCAL RULE 3-3)	23

1.	PARTIES

This Contract is entered into by and between Contractor named on the Cover Page for this Contract (the “Contractor”), and the STATE OF COLORADO acting by and through the State agency named on the Cover Page for this Contract (the “State”). Contractor and the State agree to the terms and conditions in this Contract.

2.	TERM AND EFFECTIVE DATE

A.	Effective Date

This Contract shall not be valid or enforceable until the Effective Date. The State shall not be bound by any provision of this Contract before the Effective Date, and shall have no obligation to pay Contractor for any Work performed or expense incurred before the Effective Date or after the expiration or sooner termination of this Contract except for any non-cancellable, unreimbursed costs or expenses incurred as a result of this Contract prior to termination or expiration.

B.	Initial Term

The Parties’ respective performances under this Contract shall commence on the Contract Performance Beginning Date shown on the Cover Page for this Contract and shall terminate on the Initial Contract Expiration Date shown on the Cover Page for this Contract (the “Initial Term”) unless sooner terminated or further extended in accordance with the terms of this Contract.

C.	Extension Terms - State’s Option

The State, at its discretion, shall have the option to extend the performance under this Contract beyond the Initial Term for a period, or for successive periods, of one year or

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less at the same rates and under the same terms specified in the Contract (each such period an “Extension Term”), provided Contractor has not experienced any significant cost adjustments related to its suppliers or other unforeseen costs, in which case Contractor will share with State the impact on costs with State prior to any Extension Term and State, in its sole discretion may reasonably adjust the rates paid to Contractor. In order to exercise this option, the State shall provide written notice to Contractor in a form substantially equivalent to the Sample Option Letter attached to this Contract. Except as stated in §2(D), the total duration of this Contract, including the exercise of any options to extend, shall not exceed [***] years from its Effective Date absent prior approval from the Chief Procurement Officer in accordance with the Colorado Procurement Code.

D.	End of Term Extension

If this Contract approaches the end of its Initial Term, or any Extension Term then in place, the State, at its discretion, upon written notice to Contractor as provided in §14, may unilaterally extend such Initial Term or Extension Term for a period not to exceed [***] months (an “End of Term Extension”), regardless of whether additional Extension Terms are available or not. The provisions of this Contract in effect when such notice is given shall remain in effect during the End of Term Extension. The End of Term Extension shall automatically terminate upon execution of a replacement contract or modification extending the total term of this Contract.

E.	Early Termination in the Public Interest

The State is entering into this Contract to serve the public interest of the State of Colorado as determined by its Governor, General Assembly, or Courts. If this Contract ceases to further the public interest of the State, the State, in its discretion, may terminate this Contract in whole or in part. A determination that this Contract should be terminated in the public interest shall not be equivalent to a State right to terminate for convenience. This subsection shall not apply to a termination of this Contract by the State for breach by Contractor, which shall be governed by §12(A)(i).

i.	Method and Content

The State shall notify Contractor of such termination in accordance with §14. The notice shall specify the effective date of the termination and whether it affects all or a portion of this Contract, and shall include, to the extent practicable, the public interest justification for the termination.

ii.	Obligations and Rights

Upon receipt of a termination notice for termination in the public interest, Contractor shall be subject to the rights and obligations set forth in §12(A)(i)(a).

iii.	Payments

If the State terminates this Contract in the public interest, the State shall pay Contractor an amount equal to the percentage of the total reimbursement payable under this Contract that corresponds to the percentage of Work satisfactorily completed and accepted, as determined by the State, less payments previously made. Additionally, if this Contract is less than [***] completed, as determined by the State, the State may reimburse Contractor for a portion of actual out-of- pocket expenses, not otherwise reimbursed under this Contract, incurred by

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Contractor which are directly attributable to the uncompleted portion of Contractor’s obligations, provided that the sum of any and all reimbursement shall not exceed the maximum amount payable to Contractor hereunder.

F.	Mutual Termination by the Parties

Upon [***] days prior written notice to the other Party, either Party may terminate this Contract. Such notice shall specify the effective date of the termination and whether it affects all or a portion of this Contract.

3.	DEFINITIONS

The following terms shall be construed and interpreted as follows:

A.

“Breach of Contract” means the failure of a Party to perform any of its obligations in accordance with this Contract, in whole or in part or in a timely or satisfactory manner. The institution of proceedings under any bankruptcy, insolvency, reorganization or similar law, by or against Contractor, or the appointment of a receiver or similar officer for Contractor or any of its property, which is not vacated or fully stayed within [***] days after the institution of such proceeding, shall also constitute a breach. If Contractor is debarred or suspended under § 24-109-105, C.R.S. at any time during the term of this Contract, then such debarment or suspension shall constitute a breach.

B.	“Business Day” means any day other than Saturday, Sunday, or a Legal Holiday as listed in § 24-11-101(1), C.R.S.

C.

“Chief Procurement Officer” means the individual to whom the Executive Director has delegated his or her authority pursuant to § 24-102-202(6), C.R.S. to procure or supervise the procurement of all supplies and services needed by the state.

D.	“Contract” means this agreement, including all attached Exhibits, all documents incorporated by reference, all referenced statutes, rules and cited authorities, and any future modifications thereto.

E.	“Contract Funds” means the funds that have been appropriated, designated, encumbered, or otherwise made available for payment by the State under this Contract.

F.	“CORA” means the Colorado Open Records Act, § 24-72-200.1, et. seq., C.R.S.

G.	“End of Term Extension” means the time period defined in §2(D).

H.

“Effective Date” means the date on which this Contract is approved and signed by the Colorado State Controller or designee, as shown on the Signature Page for this Contract. If this Contract is for a Major Information Technology Project, as defined in § 24-37.5-102(2.6), C.R.S., then the Effective Date of this Contract shall be the later of the date on which this Contract is approved and signed by the State’s Chief Information Officer or authorized delegate or the date on which this Contract is approved and signed by the State Controller or authorized delegate, as shown on the Signature Page for this Contract.

I.	“Exhibits” means the exhibits and attachments included with this Contract as shown on the Cover Page for this Contract.

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J.	“Extension Term” means the time period defined in §2(C).

K.

“Goods” means any movable material acquired, produced, or delivered by Contractor as set forth in this Contract and shall include any movable material acquired, produced, or delivered by Contractor in connection with the Services.

L.	“Initial Term” means the time period defined in §2(B).

M.	“Party” means the State or Contractor, and “Parties” means both the State and Contractor.

N.

“PHI” means any protected health information, including, without limitation any information whether oral or recorded in any form or medium: (i) that relates to the past, present or future physical or mental condition of an individual; the provision of health care to an individual; or the past, present or future payment for the provision of health care to an individual; and (ii) that identifies the individual or with respect to which there is a reasonable basis to believe the information can be used to identify the individual. PHI includes, but is not limited to, any information defined as Individually Identifiable Health Information by the federal Health Insurance Portability and Accountability Act.

O.

“PII” means personally identifiable information including, without limitation, any information maintained by the State about an individual that can be used to distinguish or trace an individual‘s identity, such as name, social security number, date and place of birth, mother‘s maiden name, or biometric records; and any other information that is linked or linkable to an individual, such as medical, educational, financial, and employment information. PII includes, but is not limited to, all information defined as personally identifiable information in § 24-72-501, C.R.S. and § 24-73-101, C.R.S.

P.	“Services” means the services to be performed by Contractor as set forth in this Contract, and shall include any services to be rendered by Contractor in connection with the Goods.

Q.

“State Confidential Information” means any and all State Records not subject to disclosure under CORA. State Confidential Information shall include, but is not limited to, PII, PHI, Tax Information and State personnel records not subject to disclosure under CORA. State Confidential Information shall not include information or data concerning individuals that is not deemed confidential but nevertheless belongs to the State, which has been communicated, furnished, or disclosed by the State to Contractor which (i) is subject to disclosure pursuant to CORA; (ii) is already known to Contractor without restrictions at the time of its disclosure to Contractor; (iii) is or subsequently becomes publicly available without breach of any obligation owed by Contractor to the State; (iv) is disclosed to Contractor, without confidentiality obligations, by a third party who has the right to disclose such information; or (v) was independently developed without reliance on any State Confidential Information.

R.	“State Fiscal Rules” means that fiscal rules promulgated by the Colorado State Controller pursuant to § 24-30-202(13)(a), C.R.S.

S.

“State Fiscal Year” means a 12 month period beginning on July 1 of each calendar year and ending on June 30 of the following calendar year. If a single calendar year follows the term, then it means the State Fiscal Year ending in that calendar year.

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T.	“State Records” means any and all State data, information, and records, regardless of physical form, including, but not limited to, information subject to disclosure under CORA.

U.	“Subcontractor” means third-parties, if any, engaged by Contractor to aid in performance of the Work.

V.

“Tax Information” means federal and State of Colorado tax information including, without limitation, federal and State tax returns, return information, and such other tax- related information as may be protected by federal and State law and regulation. Tax Information includes, but is not limited to all information defined as federal tax information in Internal Revenue Service Publication 1075.

W.	“Work” means the Goods delivered and Services performed pursuant to this Contract.

X.

“Work Product” means the tangible and intangible results of the Work, whether finished or unfinished, including drafts. Work Product includes, but is not limited to, documents, text, software (including source code), research, reports, proposals, specifications, plans, notes, studies, data, images, photographs, negatives, pictures, drawings, designs, models, surveys, maps, materials, ideas, concepts, know-how, and any other results of the Work. “Work Product” does not include any material that was developed prior to the Effective Date that is used, without modification, in the performance of the Work.

Any other term used in this Contract that is defined in an Exhibit shall be construed and interpreted as defined in that Exhibit.

4.	STATEMENT OF WORK

Contractor shall complete the Work as described in this Contract and in accordance with the provisions of Exhibit A. The State shall have no liability to compensate Contractor for the delivery of any goods or the performance of any services that are not specifically set forth in this Contract.

5.	PAYMENTS TO CONTRACTOR

A.	Maximum Amount

Payments to Contractor are limited to the unpaid, obligated balance of the Contract Funds. Any payment allowed under this Contract or in Exhibit A, Statement of Work shall comply with State Fiscal Rules and be made in accordance with the provisions of this Contract and Exhibit B, Laboratory Rate. Contractor shall initiate payment requests by submitting invoices to the State in the form and manner set forth and approved by the State. The State shall not pay Contractor any amount under this Contract that exceeds the Contract Maximum for that State Fiscal Year shown on the Cover Page for this Contract.

B.	Payment Procedures

i.	Invoices and Payment

A.	The State shall pay Contractor in the amounts and in accordance with the schedule and other conditions set forth in Exhibit A.

B.	Contractor shall initiate payment requests by invoice to the State, in a form and manner approved by the State.

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C.

On a monthly basis, Contractor will submit an invoice, which invoice will reflect Lab Services rendered from the first day of the calendar month to the last day of the calendar month, and will be submitted to the State within 30 days of the end of the following calendar month. Each invoice shall include the following information:

1.	Name and Address of Reference Laboratory;

2.	CDPHE and Address;

3.

Patient names shall not be used, but refer to each patient as “Patient # ” to whom services were provided, the date each service was provided, the accession number for each service provided, the CPT code, if applicable, for each service provided and the charge for each service provided.

D.

The State shall pay each invoice within 30 days following the State’s receipt of that invoice, so long as the amount invoiced correctly represents Work completed by Contractor and previously accepted by the State during the term that the invoice covers. If the State determines that the amount of any invoice is not correct, then Contractor shall make all changes necessary to correct that invoice.

E.	The acceptance of an invoice shall not constitute acceptance of any Work performed or deliverables provided under this Contract.

ii.	Interest

Amounts not paid by the State within 45 days of the State’s acceptance of the invoice shall bear interest on the unpaid balance beginning on the 45th day at the rate of 1% per month, as required by § 24-30-202(24)(a), C.R.S., until paid in full; provided, however, that interest shall not accrue on unpaid amounts that the State disputes in writing. Contractor shall invoice the State separately for accrued interest on delinquent amounts, and the invoice shall reference the delinquent payment, the number of day’s interest to be paid and the interest rate.

iii.	Payment Disputes

If Contractor disputes any calculation, determination or amount of any payment, Contractor shall notify the State in writing of its dispute within [***] days following the earlier to occur of Contractor’s receipt of the payment or notification of the determination or calculation of the payment by the State. The State will review the information presented by Contractor and may make changes to its determination based on this review. The calculation, determination or payment amount that results from the State’s review shall not be subject to additional dispute under this subsection. No payment subject to a dispute under this subsection shall be due until after the State has concluded its review, and the State shall not pay any interest on any amount during the period it is subject to dispute under this subsection.

iv.	Available Funds-Contingency-Termination

The State is prohibited by law from making commitments beyond the term of the current State Fiscal Year. Payment to Contractor beyond the current State Fiscal Year is contingent on the appropriation and continuing availability of Contract

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Funds in any subsequent year (as provided in the Colorado Special Provisions). If federal funds or funds from any other non-State funds constitute all or some of the Contract Funds the State’s obligation to pay Contractor shall be contingent upon such non-State funding continuing to be made available for payment. Payments to be made pursuant to this Contract shall be made only from Contract Funds, and the State’s liability for such payments shall be limited to the amount remaining of such Contract Funds. If State, federal or other funds are not appropriated, or otherwise become unavailable to fund this Contract, the State may, upon written notice, terminate this Contract, in whole or in part, without incurring further liability. The State shall, however, remain obligated to pay for Services and Goods that are delivered and accepted prior to the effective date of notice of termination, and this termination shall otherwise be treated as if this Contract were terminated in the public interest as described in §2(E).

v.	Use of Funds

Contract Funds shall be used only for eligible costs identified herein and/or in Exhibit B, Laboratory Rate.

6.	REPORTING - NOTIFICATION

A.	Quarterly Reports.

In addition to any reports required pursuant to §16 or pursuant to any other Exhibit, for any contract having a term longer than three months, Contractor shall submit, on a quarterly basis, a written report specifying progress made for each specified performance measure and standard in this Contract. Such progress report shall be in accordance with the procedures developed and prescribed by the State. Progress reports shall be submitted to the State not later than five Business Days following the end of each calendar quarter or at such time as otherwise specified by the State.

B.	Litigation Reporting

If Contractor is served with a pleading or other document in connection with an action before a court or other administrative decision making body, and such pleading or document relates to this Contract or may affect Contractor’s ability to perform its obligations under this Contract, Contractor shall, within [***] days after being served, notify the State of such action and deliver copies of such pleading or document to the State’s principal representative identified on the Cover Page for this Contract.

C.	Performance Outside the State of Colorado or the United States, § 24-102-206, C.R.S.

To the extent not previously disclosed in accordance with § 24-102-206, C.R.S., Contractor shall provide written notice to the State, in accordance with §14 and in a form designated by the State, within [***] days following the earlier to occur of Contractor’s decision to perform Services outside of the State of Colorado or the United States, or its execution of an agreement with a Subcontractor to perform, Services outside the State of Colorado or the United States. Such notice shall specify the type of Services to be performed outside the State of Colorado or the United States and the reason why it is necessary or advantageous to perform such Services at such location or locations, and such notice shall be a public record. Knowing failure by Contractor to provide notice to the State under this section shall constitute a breach of this Contract. This section shall not apply if the Contract Funds include any federal funds.

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7.	CONTRACTOR RECORDS

A.	Maintenance

Contractor shall maintain a file of all documents, records, communications, notes and other materials relating to the Work (the “Contractor Records”). Contractor Records shall include all documents, records, communications, notes and other materials maintained by Contractor that relate to any Work performed by Subcontractors, and Contractor shall maintain all records related to the Work performed by Subcontractors required to ensure proper performance of that Work. Contractor shall maintain Contractor Records until the last to occur of: (i) the date [***] years after the date this Contract expires or is terminated, (ii) final payment under this Contract is made, (iii) the resolution of any pending Contract matters, or (iv) if an audit is occurring, or Contractor has received notice that an audit is pending, the date such audit is completed and its findings have been resolved (the “Record Retention Period”).

B.	Inspection

Contractor shall permit the State to audit, inspect, examine, excerpt, copy and transcribe Contractor Records during the Record Retention Period. Contractor shall make Contractor Records available during normal business hours at Contractor’s office or place of business, or at other mutually agreed upon times or locations including virtually or electronically if no physical locations are mutually convenient, upon no fewer than [***] Business Days’ notice from the State, unless the State determines that a shorter period of notice, or no notice, is necessary to protect the interests of the State.

C.	Monitoring

The State, in its discretion, may monitor Contractor’s performance of its obligations under this Contract using procedures as determined by the State. The State shall monitor Contractor’s performance in a manner that does not unduly interfere with Contractor’s performance of the Work.

D.	Final Audit Report

Contractor shall promptly submit to the State a copy of any final audit report of an audit performed on Contractor’s records that relates to or affects this Contract or the Work, whether the audit is conducted by Contractor or a third party.

E.

The State recognizes that if applicable, pursuant to Section 1395(V)(1)(l) of Title 42 of the United States Code, until the expiration of 4 years after the termination of this Contract, Contractor shall make available, upon written request to the Secretary of the United States Department of Health and Human Services, or upon request to the Comptroller General of the United States General Accounting Office, or any of their duly authorized representatives, a copy of this Contract and such books, documents and records as are necessary to certify the nature and extent of costs of the Services provided by Contractor under this Contract.

8.	CONFIDENTIAL INFORMATION-STATE RECORDS

A.	Confidentiality

Contractor shall keep confidential, and cause all Subcontractors to keep confidential, all State Records, unless those State Records are publicly available. Contractor shall not, without prior written approval of the State, use, publish, copy, disclose to any third

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party, or permit the use by any third party of any State Records, except as otherwise stated in this Contract, permitted by law or approved in writing by the State. Contractor shall provide for the security of all State Confidential Information in accordance with all policies promulgated by the Colorado Office of Information Security and all applicable laws, rules, policies, publications, and guidelines. If Contractor or any of its Subcontractors will or may receive the following types of data, Contractor or its Subcontractors shall provide for the security of such data according to the following: (i) the most recently promulgated IRS Publication 1075 for all Tax Information and in accordance with the Safeguarding Requirements for Federal Tax Information attached to this Contract as an Exhibit, if applicable, (ii) and (iii) the federal Health Insurance Portability and Accountability Act for all PHI and the HIPAA Business Associate Agreement attached to this Contract, if applicable. Contractor shall immediately forward any request or demand for State Records to the State’s principal representative.

B.	Other Entity Access and Nondisclosure Agreements

Contractor may provide State Records to its agents, employees, assigns and Subcontractors as necessary to perform the Work, but shall restrict access to State Confidential Information to those agents, employees, assigns and Subcontractors who require access to perform their obligations under this Contract. Contractor shall ensure all such agents, employees, assigns, and Subcontractors sign agreements containing nondisclosure provisions at least as protective as those in this Contract, and that the nondisclosure provisions are in force at all times the agent, employee, assign or Subcontractor has access to any State Confidential Information. Contractor shall provide copies of those signed nondisclosure provisions to the State upon execution of the nondisclosure provisions.

C.	Use, Security, and Retention

Contractor shall use, hold and maintain State Confidential Information in compliance with any and all applicable laws and regulations in facilities located within the United States, and shall maintain a secure environment that ensures confidentiality of all State Confidential Information wherever located. Contractor shall provide the State with access, subject to Contractor’s reasonable security requirements, for purposes of inspecting and monitoring access and use of State Confidential Information and evaluating security control effectiveness. Upon the expiration or termination of this Contract, Contractor shall return State Records provided to Contractor or destroy such State Records and certify to the State that it has done so, as directed by the State. If Contractor is prevented by law or regulation from returning or destroying State Confidential Information, Contractor warrants it will guarantee the confidentiality of, and cease to use, such State Confidential Information.

D.	Data Protection and Handling

Contractor shall ensure that all State Records and Work Product in the possession of Contractor or any Subcontractors are protected and handled in accordance with the requirements of this Contract, including the requirements of any Exhibits hereto, at all times.

E.	Safeguarding PII

If Contractor or any of its Subcontractors will or may receive PII under this Contract, Contractor shall provide for the security of such PII, in a manner and form acceptable

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to the State, including, without limitation, State non-disclosure requirements, use of appropriate technology, security practices, computer access security, data access security, data storage encryption, data transmission encryption, security inspections, and audits. Contractor shall be a “Third-Party Service Provider” as defined in § 24-73- 103(1)(i), C.R.S. and shall maintain security procedures and practices consistent with § 24-73-101, et seq., C.R.S.

F.	Patient Information

Contractor warrants and covenants to the State that neither it or any Reference Laboratory staff shall disclose to any third party, except where permitted or required by law or where such disclosure is expressly approved by the State in writing, any patient or medical record information regarding the Laboratory Services patients, and Contractor and Reference Laboratory staff shall comply with all federal and state laws and regulations, and all reasonable rules, regulations, and policies of the State and its medical staff, regarding the confidentiality of such information. Contractor acknowledges that in receiving or otherwise dealing with any records or information from the State about the Laboratory Services requested by the State, Contractor warrants and covenants to the State that, if necessary, Contractor staff will resist in judicial proceedings any effort to obtain access to such records or information except such access as is expressly permitted by the aforementioned federal regulations and/or State law.

G.	Confidentiality Requirements

To the extent applicable to this Contract, both Parties agree to comply with the federal Health Information Technology for Economic and Clinical Health Act of 2009 (the “HITECH Act”), the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996, as codified at 42 USC § 1320d through d- 8 (“HIPAA”) and any current and future regulations promulgated under either the HITECH Act or HIPAA, including without limitation the federal privacy standards contained in 45 C.F.R. Parts 160 and 164 (the “Federal Privacy Standards”), and the federal security standards contained in 45 C.F.R. Parts 160, 162 and 164 (the “Federal Security Standards”), all as may be amended from time to time, and all collectively referred to herein as “Confidentiality Requirements.” Both Parties agree to enter into any further agreements as necessary to facilitate compliance with Confidentiality Requirements.

Both Parties agree not to use or further disclose any protected health information, as defined in 45 C.F.R. §164.504, or individually identifiable health information as defined in 42 U.S.C. §1320d (collectively, the “Protected Health Information”), concerning a patient other than as permitted by this Contract and the requirements of HIPAA or regulations promulgated under HIPAA including without limitation the Federal Privacy Standards and the Federal Security Standards. Both Parties shall implement appropriate safeguards to prevent the use or disclosure of a patient’s Protected Health Information other than as provided for by this Contract. Either party will promptly report to the other party any use or disclosure of a patient’s Protected Health Information not provided for by this Contract or in violation of HIPAA, the Federal Privacy Standards, or the Federal Security Standards of which that party becomes aware. In the event either party, with the approval of the other party in writing, contracts with any contractors and/or agents to whom the party provides a patient’s

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Protected Health Information received from the party, that party shall include provisions in such agreements whereby the contractor and/or agent agree to the same restrictions and conditions that apply to that party with respect to such patient’s Protected Health Information. Either party will make its internal practices, books, and records relating to the use and disclosure of a patient’s Protected Health Information available to the Secretary of Health and Human Services to the extent required for determining compliance with the Federal Privacy Standards and the Federal Security Standards. Notwithstanding the foregoing, no attorney-client, accountant-client, or other legal privilege shall be deemed waived by either party by virtue of this section.

9.	CONFLICTS OF INTEREST

A.	Actual Conflicts of Interest

Contractor shall not engage in any business or activities, or maintain any relationships that conflict in any way with the full performance of the obligations of Contractor under this Contract. Such a conflict of interest would arise when a Contractor or Subcontractor’s employee, officer or agent were to offer or provide any tangible personal benefit to an employee of the State, or any member of his or her immediate family or his or her partner, related to the award of, entry into or management or oversight of this Contract.

B.	Apparent Conflicts of Interest

Contractor acknowledges that, with respect to this Contract, even the appearance of a conflict of interest shall be harmful to the State’s interests. Absent the State’s prior written approval, Contractor shall refrain from any practices, activities or relationships that reasonably appear to be in conflict with the full performance of Contractor’s obligations under this Contract.

C.	Disclosure to the State

If a conflict or the appearance of a conflict arises, or if Contractor is uncertain whether a conflict or the appearance of a conflict has arisen, Contractor shall submit to the State a disclosure statement setting forth the relevant details for the State’s consideration. Failure to promptly submit a disclosure statement or to follow the State’s direction in regard to the actual or apparent conflict constitutes a breach of this Contract.

10.	INSURANCE

Contractor shall obtain and maintain, and ensure that each Subcontractor shall obtain and maintain, insurance as specified in this section at all times during the term of this Contract. All insurance policies required by this Contract shall be issued by insurance companies as approved by the State.

A.	Workers’ Compensation

Workers’ compensation insurance as required by state statute, and employers’ liability insurance covering all Contractor or Subcontractor employees acting within the course and scope of their employment.

B.	General Liability

Commercial general liability insurance covering premises operations, fire damage, independent contractors, products and completed operations, blanket contractual liability, personal injury, and advertising liability with minimum limits as follows:

i.	[***] each occurrence;

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ii.	[***] general aggregate;

iii.	[***] products and completed operations aggregate; and

iv.	[***] any one fire.

C.	Automobile Liability

Automobile liability insurance covering any auto (including owned, hired and non- owned autos) with a minimum limit of [***] each accident combined single limit.

D.	Protected Information

Liability insurance covering all loss of State Confidential Information, such as PII, PHI, Tax Information, and claims based on alleged violations of privacy rights through improper use or disclosure of protected information with minimum limits as follows:

i.	[***] each occurrence; and

ii.	[***] general aggregate.

E.	Professional Liability Insurance

Professional liability insurance covering any damages caused by an error, omission or any negligent act with minimum limits as follows:

i.	[***] each occurrence; and

ii.	[***] general aggregate.

F.	Crime Insurance

Crime insurance including employee dishonesty coverage with minimum limits as follows:

i.	[***] each occurrence; and

ii.	[***] general aggregate

G.	Additional Insured

The State shall be named as additional insured on all commercial general liability policies (leases and construction contracts require additional insured coverage for completed operations) required of Contractor and Subcontractors.

H.	Primacy of Coverage

Coverage required of Contractor and each Subcontractor shall be primary over any insurance or self-insurance program carried by Contractor or the State.

I.	Cancellation

The above insurance policies shall include provisions preventing cancellation or non- renewal, except for cancellation based on non-payment of premiums, without at least [***] days prior notice to Contractor and Contractor shall forward such notice to the State in accordance with §14 within [***] days of Contractor’s receipt of such notice.

J.	Subrogation Waiver

All insurance policies secured or maintained by Contractor or its Subcontractors in relation to this Contract shall include clauses stating that each carrier shall waive all rights of recovery under subrogation or otherwise against Contractor or the State, its agencies, institutions, organizations, officers, agents, employees, and volunteers.

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K.	Public Entities

If Contractor is a “public entity” within the meaning of the Colorado Governmental Immunity Act, § 24-10-101, et seq., C.R.S. (the “GIA”), Contractor shall maintain, in lieu of the liability insurance requirements stated above, at all times during the term of this Contract such liability insurance, by commercial policy or self-insurance, as is necessary to meet its liabilities under the GIA. If a Subcontractor is a public entity within the meaning of the GIA, Contractor shall ensure that the Subcontractor maintain at all times during the terms of this Contract, in lieu of the liability insurance requirements stated above, such liability insurance, by commercial policy or self- insurance, as is necessary to meet the Subcontractor’s obligations under the GIA.

L.	Certificates

Contractor shall provide to the State certificates evidencing Contractor’s insurance coverage required in this Contract within seven Business Days following the Effective Date. Contractor shall provide to the State certificates evidencing Subcontractor insurance coverage required under this Contract within seven Business Days following the Effective Date, except that, if Contractor’s subcontract is not in effect as of the Effective Date, Contractor shall provide to the State certificates showing Subcontractor insurance coverage required under this Contract within seven Business Days following Contractor’s execution of the subcontract. No later than 15 days before the expiration date of Contractor’s or any Subcontractor’s coverage, Contractor shall deliver to the State certificates of insurance evidencing renewals of coverage. At any other time during the term of this Contract, upon request by the State, Contractor shall, within seven Business Days following the request by the State, supply to the State evidence satisfactory to the State of compliance with the provisions of this section.

11.	LABORATORY QUALIFICATIONS, REPRESENTATIONS AND WARRANTIES

A.

Contractor shall provide the State with proof that its Reference Laboratory is approved by Medicare CLIA ID number 06D2085730 to provide laboratory services and is licensed or registered, where and as applicable, by the State of Colorado.

B.	Contractor will provide copies of licensure and certification to the State as requested.

C.	Contractor warrants that its Reference Laboratory staff are duly licensed to provide Lab Services.

D.

Reference Laboratory will perform all tests in compliance with any applicable standard, ruling or regulation of the Joint Commission of the State of Colorado Department of Public Health and Environment, the Laboratory Improvement Act, or any other governmental agency responsible for administering, regulating, or accrediting healthcare facilities or professionals.

E.

Reference Laboratory will conform to all applicable Reference Laboratory policies including personnel qualifications, established and maintained to comply with Medicare, as well as state laws and regulations.

F.

Contractor hereby represents and warrants to the State that it: (i) is not currently excluded, debarred, or otherwise ineligible to participate in the Federal health care programs as defined in 42 U.S.C. § 1320a-7b(f) (the “Federal Health Care Programs”);

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and (ii) is not under investigation or otherwise aware of any circumstances that may result in it being excluded from participation in the Federal Health Care Programs. This shall be an ongoing representation and warranty during the term of this Contract.

G.	Contractor shall immediately notify the State of any change in the status of these representations and warranties set forth in this Contract.

H.	Any breach of this Section 11 shall give the State the right to terminate this Contract immediately for cause.

12.	BREACH OF CONTRACT

In the event of a Breach of Contract, the aggrieved Party shall give written notice of breach to the other Party. If the notified Party does not cure the Breach of Contract, at its sole expense, within [***] days after the delivery of written notice, the Party may exercise any of the remedies as described in §13 for that Party. Notwithstanding any provision of this Contract to the contrary, the State, in its discretion, need not provide notice or a cure period and may immediately terminate this Contract in whole or in part or institute any other remedy in this Contract in order to protect the public interest of the State; or if Contractor is debarred or suspended under § 24-109-105, C.R.S., the State, in its discretion, need not provide notice or cure period and may terminate this Contract in whole or in part or institute any other remedy in this Contract as of the date that the debarment or suspension takes effect.

13.	REMEDIES

A.	State’s Remedies

If Contractor is in breach under any provision of this Contract and fails to cure such breach, the State, following the notice and cure period set forth in §12, shall have all of the remedies listed in this section in addition to all other remedies set forth in this Contract or at law. The State may exercise any or all of the remedies available to it, in its discretion, concurrently or consecutively.

i.	Termination for Breach

In the event of Contractor’s uncured breach, the State may terminate this entire Contract or any part of this Contract. Contractor shall continue performance of this Contract to the extent not terminated, if any.

A.	Obligations and Rights

To the extent specified in any termination notice, Contractor shall not incur further obligations or render further performance past the effective date of such notice, and to the maximum extent possible shall terminate outstanding orders and subcontracts with third parties. However, Contractor shall complete and deliver to the State all Work not cancelled by the termination notice, and may incur obligations as necessary to do so within this Contract’s terms. At the request of the State, Contractor shall assign to the State all of Contractor’s rights, title, and interest in and to such terminated orders or subcontracts. Upon termination, Contractor shall take timely, reasonable and necessary action to protect and preserve property in the possession of Contractor but in which the State has an interest. At the State’s request, Contractor shall return materials owned by the State in Contractor’s possession at the time of any termination. Contractor shall deliver all completed Work Product and all Work Product that was in the process of completion to the State at the State’s request.

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B.	Payments

Notwithstanding anything to the contrary, the State shall only pay Contractor for accepted Work received as of the date of termination. If, after termination by the State, the State agrees that Contractor was not in breach or that Contractor’s action or inaction was excusable, such termination shall be treated as a termination in the public interest, and the rights and obligations of the Parties shall be as if this Contract had been terminated in the public interest under §2(E).

C.	Damages and Withholding

Notwithstanding any other remedial action by the State, Contractor shall remain liable to the State for any damages sustained by the State in connection with any breach by Contractor, and the State may withhold payment to Contractor for the purpose of mitigating the State’s damages until such time as the exact amount of damages due to the State from Contractor is determined. The State may withhold any amount that may be due Contractor as the State deems necessary to protect the State against loss including, without limitation, loss as a result of outstanding liens and excess costs incurred by the State in procuring from third parties replacement Work as cover.

ii.	Remedies Not Involving Termination

The State, in its discretion, may exercise one or more of the following additional remedies:

A.	Suspend Performance

Suspend Contractor’s performance with respect to all or any portion of the Work pending corrective action as specified by the State without entitling Contractor to an adjustment in price or cost or an adjustment in the performance schedule. Contractor shall promptly cease performing Work and incurring costs in accordance with the State’s directive, and the State shall not be liable for costs incurred by Contractor after the suspension of performance.

B.	Withhold Payment

Withhold payment to Contractor until Contractor corrects its Work.

C.	Deny Payment

Deny payment for Work not performed, or that due to Contractor’s actions or inactions, cannot be performed or if they were performed are reasonably of no value to the state; provided, that any denial of payment shall be equal to the value of the obligations not performed.

D.	Removal

Demand immediate removal of any of Contractor’s employees, agents, or Subcontractors from the Work whom the State deems incompetent,

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careless, insubordinate, unsuitable, or otherwise unacceptable or whose continued relation to this Contract is deemed by the State to be contrary to the public interest or the State’s best interest.

E.	Intellectual Property

If any Work infringes, or if the State in its sole discretion determines that any Work is likely to infringe, a patent, copyright, trademark, trade secret or other intellectual property right, Contractor shall, as approved by the State (i) secure that right to use such Work for the State and Contractor; (ii) replace the Work with noninfringing Work or modify the Work so that it becomes noninfringing; or, (iii) remove any infringing Work and refund the amount paid for such Work to the State

B.	Contractor’s Remedies

If the State is in breach of any provision of this Contract and does not cure such breach, Contractor, following the notice and cure period in §12 and the dispute resolution process in §14 shall have all remedies available at law and equity.

14.	DISPUTE RESOLUTION

A.	Initial Resolution

Except as herein specifically provided otherwise, disputes concerning the performance of this Contract which cannot be resolved by the designated Contract representatives shall be referred in writing to a senior departmental management staff member designated by the State and a senior manager designated by Contractor for resolution.

B.	Resolution of Controversies

If the initial resolution described in §14(A) fails to resolve the dispute within [***] Business Days, Contractor shall submit any alleged breach of this Contract by the State to the Procurement Official of the State Agency named on the Cover Page of this Contract as described in § 24-101-301(30), C.R.S. for resolution in accordance with the provisions of § 24-106-109, C.R.S. and § 24-109-101.1, C.R.S. through § 24- 109-505, C.R.S., (the “Resolution Statutes”), except that if Contractor wishes to challenge any decision rendered by the Procurement Official, Contractor’s challenge shall be an appeal to the executive director of the Department of Personnel and Administration, or their delegate, under the Resolution Statutes before Contractor pursues any further action as permitted by such statutes. Except as otherwise stated in this Section, all requirements of the Resolution Statutes shall apply including, without limitation, time limitations.

15.	NOTICES AND REPRESENTATIVES

Each individual identified as a Principal Representative on the Cover Page for this Contract shall be the principal representative of the designating Party. All notices required or permitted to be given under this Contract shall be in writing, and shall be delivered (A) by hand with receipt required, (B) by certified or registered mail to such Party’s principal representative at the address set forth below or (C) as an email with read receipt requested to the principal representative at the email address, if any, set forth on the Cover Page for this Contract. If a Party delivers a notice to another through email and the email is undeliverable, then, unless the Party has been provided with an alternate email contact, the Party delivering the notice shall deliver the notice by hand with receipt required or by

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certified or registered mail to such Party’s principal representative at the address set forth on the Cover Page for this Contract. Either Party may change its principal representative or principal representative contact information, or may designate specific other individuals to receive certain types of notices in addition to or in lieu of a principal representative by notice submitted in accordance with this section without a formal amendment to this Contract. Unless otherwise provided in this Contract, notices shall be effective upon delivery of the written notice.

16.	RIGHTS IN WORK PRODUCT AND OTHER INFORMATION

A.	Exclusive Property of the State

Except to the extent specifically provided elsewhere in this Contract, any pre-existing State Records, State software, research, reports, studies, photographs, negatives or other documents, drawings, models, materials, data and information shall be the exclusive property of the State (collectively, “State Materials”). Contractor shall not use, willingly allow, cause or permit Work Product or State Materials to be used for any purpose other than the performance of Contractor’s obligations in this Contract without the prior written consent of the State. Upon termination of this Contract for any reason, Contractor shall provide all Work Product and State Materials to the State in a form and manner as directed by the State.

B.	Exclusive Property of Contractor

Contractor retains the exclusive rights, title, and ownership to any and all pre-existing materials owned or licensed to Contractor including, but not limited to, all pre-existing software, licensed products, associated source code, machine code, text images, audio and/or video, and third-party materials, delivered by Contractor under the Contract, whether incorporated in a Deliverable or necessary to use a Deliverable (collectively, “Contractor Property”). Contractor Property shall be licensed to the State as set forth in this Contract or a State approved license agreement: (i) entered into as exhibits to this Contract; (ii) obtained by the State from the applicable third-party vendor; or (iii) in the case of open source software, the license terms set forth in the applicable open source license agreement.

17.	STATEWIDE CONTRACT MANAGEMENT SYSTEM

If the maximum amount payable to Contractor under this Contract is [***] or greater, either on the Effective Date or at any time thereafter, this section shall apply. Contractor agrees to be governed by and comply with the provisions of § 24-106-103, C.R.S., § 24- 102-206, C.R.S., § 24-106-106, C.R.S. and § 24-106-107, C.R.S. regarding the monitoring of vendor performance and the reporting of contract performance information in the State’s contract management system (“Contract Management System” or “CMS”). Contractor’s performance shall be subject to evaluation and review in accordance with the terms and conditions of this Contract, Colorado statutes governing CMS, and State Fiscal Rules and State Controller policies.

18.	GENERAL PROVISIONS

A.	Assignment

Contractor’s rights and obligations under this Contract are personal and may not be transferred or assigned without the prior, written consent of the State. Any attempt at assignment or transfer without such consent shall be void. Any assignment or transfer of Contractor’s rights and obligations approved by the State shall be subject to the provisions of this Contract.

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B.	Subcontracts

Contractor shall not enter into any subcontract in connection with its obligations under this Contract without the prior, written approval of the State. Contractor shall submit to the State a copy of each such subcontract upon request by the State. All subcontracts entered into by Contractor in connection with this Contract shall comply with all applicable federal and state laws and regulations, shall provide that they are governed by the laws of the State of Colorado, and shall be subject to all provisions of this Contract.

i.

Contractor further agrees that in the event it carries out any of the duties under this Contract through a subcontract with a value of [***] or more over a [***] month period with a related organization, such a subcontract shall contain a clause to the effect that until the expiration of [***] years after the furnishing of such services pursuant to such subcontract, the related organization shall make available, upon written request to the Secretary of the United States Department of Health and Human Services, or upon request to the Comptroller General of the United States General Accounting Office, or any of their duly authorized representatives, a copy of such subcontract and such books, documents and records of such organization as are necessary to verify the nature and extent of such costs.

C.	Binding Effect

Except as otherwise provided in § 18(A), all provisions of this Contract, including the benefits and burdens, shall extend to and be binding upon the Parties’ respective successors and assigns.

D.	Authority

Each Party represents and warrants to the other that the execution and delivery of this Contract and the performance of such Party’s obligations have been duly authorized.

E.	Captions and References

The captions and headings in this Contract are for convenience of reference only, and shall not be used to interpret, define, or limit its provisions. All references in this Contract to sections (whether spelled out or using the § symbol), subsections, exhibits or other attachments, are references to sections, subsections, exhibits or other attachments contained herein or incorporated as a part hereof, unless otherwise noted.

F.	Counterparts

This Contract may be executed in multiple, identical, original counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

G.	Entire Understanding

This Contract represents the complete integration of all understandings between the Parties related to the Work, and all prior representations and understandings related to the Work, oral or written, are merged into this Contract. Prior or contemporaneous additions, deletions, or other changes to this Contract shall not have any force or effect whatsoever, unless embodied herein.

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H.	Digital Signatures

If any signatory signs this agreement using a digital signature in accordance with the Colorado State Controller Contract, Grant and Purchase Order Policies regarding the use of digital signatures issued under the State Fiscal Rules, then any agreement or consent to use digital signatures within the electronic system through which that signatory signed shall be incorporated into this Contract by reference.

I.	Modification

Except as otherwise provided in this Contract, any modification to this Contract shall only be effective if agreed to in a formal amendment to this Contract, properly executed and approved in accordance with applicable Colorado State law and State Fiscal Rules. Modifications permitted under this Contract, other than contract amendments, shall conform to the policies issued by the Colorado State Controller.

J.	Statutes, Regulations, Fiscal Rules, and Other Authority

Any reference in this Contract to a statute, regulation, State Fiscal Rule, fiscal policy or other authority shall be interpreted to refer to such authority then current, as may have been changed or amended since the Effective Date of this Contract.

K.	External Terms and Conditions

i.

Notwithstanding anything to the contrary herein, the State shall not be subject to any provision included in any terms, conditions, or agreements appearing on Contractor’s or a Subcontractor’s website or any provision incorporated into any click-through or online agreements related to the Work unless that provision is specifically referenced in this Contract.

L.	Severability

The invalidity or unenforceability of any provision of this Contract shall not affect the validity or enforceability of any other provision of this Contract, which shall remain in full force and effect, provided that the Parties can continue to perform their obligations under this Contract in accordance with the intent of this Contract.

M.	Survival of Certain Contract Terms

Any provision of this Contract that imposes an obligation on a Party after termination or expiration of this Contract shall survive the termination or expiration of this Contract and shall be enforceable by the other Party.

N.	Taxes

The State is exempt from federal excise taxes under I.R.C. Chapter 32 (26 U.S.C., Subtitle D, Ch. 32) (Federal Excise Tax Exemption Certificate of Registry No. 84- 730123K) and from State and local government sales and use taxes under § 39-26- 704(1), et seq., C.R.S. (Colorado Sales Tax Exemption Identification Number 98- 02565). The State shall not be liable for the payment of any excise, sales, or use taxes, regardless of whether any political subdivision of the state imposes such taxes on Contractor. Contractor shall be solely responsible for any exemptions from the collection of excise, sales or use taxes that Contractor may wish to have in place in connection with this Contract.

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O.	Third Party Beneficiaries

Except for the Parties’ respective successors and assigns described in § 18(A), this Contract does not and is not intended to confer any rights or remedies upon any person or entity other than the Parties. Enforcement of this Contract and all rights and obligations hereunder are reserved solely to the Parties. Any services or benefits which third parties receive as a result of this Contract are incidental to this Contract, and do not create any rights for such third parties.

P.	Waiver

A Party’s failure or delay in exercising any right, power, or privilege under this Contract, whether explicit or by lack of enforcement, shall not operate as a waiver, nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise of such right, power, or privilege.

Q.	CORA Disclosure

To the extent not prohibited by federal law, this Contract and the performance measures and standards required under § 24-106-107, C.R.S., if any, are subject to public release through the CORA.

R.	Standard and Manner of Performance

Contractor shall perform its obligations under this Contract in accordance with the highest standards of care, skill and diligence in Contractor’s industry, trade, or profession.

S.	Licenses, Permits, and Other Authorizations

Contractor shall secure, prior to the Effective Date, and maintain at all times during the term of this Contract, at its sole expense, all licenses, certifications, permits, and other authorizations required to perform its obligations under this Contract, and shall ensure that all employees, agents and Subcontractors secure and maintain at all times during the term of their employment, agency or subcontract, all license, certifications, permits and other authorizations required to perform their obligations in relation to this Contract.

T.	Indemnification

i.	General Indemnification

Contractor shall indemnify, save, and hold harmless the State, its employees, agents and assignees (the “Indemnified Parties”), against any and all costs, expenses, claims, damages, liabilities, court awards and other amounts (including attorneys’ fees and related costs) (“Damages”) incurred by any of the Indemnified Parties in relation to any act or omission by Contractor, or its employees, agents, Subcontractors, or assignees in connection with this Contract to the extent any such Damages are not a result of the gross negligence or willful misconduct of an Indemnified Party.

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ii.	Confidential Information Indemnification

Disclosure or use of State Confidential Information by Contractor in violation of §8 may be cause for legal action by third parties against Contractor, the State, or their respective agents. Contractor shall indemnify, save, and hold harmless the Indemnified Parties, against any and all claims, damages, liabilities, losses, costs, expenses (including attorneys’ fees and costs) incurred by the State in relation to any act or omission by Contractor, or its employees, agents, assigns, or Subcontractors in violation of §8.

iii.	Intellectual Property Indemnification

Contractor shall indemnify, save, and hold harmless the Indemnified Parties, against any and all costs, expenses, claims, damages, liabilities, and other amounts (including attorneys’ fees and costs) incurred by the Indemnified Parties in relation to any claim that any Work infringes a patent, copyright, trademark, trade secret, or any other intellectual property right.

19.	COLORADO SPECIAL PROVISIONS (COLORADO FISCAL RULE 3-3)

These Special Provisions apply to all contracts except where noted in italics.

A.	STATUTORY APPROVAL. § 24-30-202(1), C.R.S.

This Contract shall not be valid until it has been approved by the Colorado State Controller or designee. If this Contract is for a Major Information Technology Project, as defined in §24-37.5-102(2.6), then this Contract shall not be valid until it has been approved by the State’s Chief Information Officer or designee.

B.	FUND AVAILABILITY. § 24-30-202(5.5), C.R.S.

Financial obligations of the State payable after the current State Fiscal Year are contingent upon funds for that purpose being appropriated, budgeted, and otherwise made available.

C.	GOVERNMENTAL IMMUNITY.

Liability for claims for injuries to persons or property arising from the negligence of the State, its departments, boards, commissions committees, bureaus, offices, employees and officials shall be controlled and limited by the provisions of the Colorado Governmental Immunity Act, § 24-10-101, et seq., C.R.S.; the Federal Tort Claims Act, 28 U.S.C. Pt. VI, Ch. 171 and 28 U.S.C. 1346(b), and the State’s risk management statutes, § 24-30-1501, et seq., C.R.S. No term or condition of this Contract shall be construed or interpreted as a waiver, express or implied, of any of the immunities, rights, benefits, protections, or other provisions, contained in these statutes.

D.	INDEPENDENT CONTRACTOR.

Contractor shall perform its duties hereunder as an independent contractor and not as an employee. Neither Contractor nor any agent or employee of Contractor shall be deemed to be an agent or employee of the State. Contractor shall not have authorization, express or implied, to bind the State to any agreement, liability or understanding, except as expressly set forth herein. Contractor and its employees and agents are not entitled to unemployment insurance or workers compensation benefits through the State and the State shall not pay for or otherwise provide such coverage for Contractor or any of its agents or employees. Contractor shall pay when due all

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applicable employment taxes and income taxes and local head taxes incurred pursuant to this Contract. Contractor shall (i) provide and keep in force workers’ compensation and unemployment compensation insurance in the amounts required by law, (ii) provide proof thereof when requested by the State, and (iii) be solely responsible for its acts and those of its employees and agents.

E.	COMPLIANCE WITH LAW.

Contractor shall comply with all applicable federal and State laws, rules, and regulations in effect or hereafter established, including, without limitation, laws applicable to discrimination and unfair employment practices.

F.	CHOICE OF LAW, JURISDICTION, AND VENUE.

Colorado law, and rules and regulations issued pursuant thereto, shall be applied in the interpretation, execution, and enforcement of this Contract. Any provision included or incorporated herein by reference which conflicts with said laws, rules, and regulations shall be null and void. All suits or actions related to this Contract shall be filed and proceedings held in the State of Colorado and exclusive venue shall be in the City and County of Denver.

G.	PROHIBITED TERMS.

Any term included in this Contract that requires the State to indemnify or hold Contractor harmless; requires the State to agree to binding arbitration; limits Contractor’s liability for damages resulting from death, bodily injury, or damage to tangible property; or that conflicts with this provision in any way shall be void ab initio. Nothing in this Contract shall be construed as a waiver of any provision of § 24-106- 109, C.R.S.

H.	SOFTWARE PIRACY PROHIBITION.

State or other public funds payable under this Contract shall not be used for the acquisition, operation, or maintenance of computer software in violation of federal copyright laws or applicable licensing restrictions. Contractor hereby certifies and warrants that, during the term of this Contract and any extensions, Contractor has and shall maintain in place appropriate systems and controls to prevent such improper use of public funds. If the State determines that Contractor is in violation of this provision, the State may exercise any remedy available at law or in equity or under this Contract, including, without limitation, immediate termination of this Contract and any remedy consistent with federal copyright laws or applicable licensing restrictions.

I.	EMPLOYEE FINANCIAL INTEREST/CONFLICT OF INTEREST. § 24-18- 201, C.R.S. and § 24-50-507, C.R.S.

The signatories aver that to their knowledge, no employee of the State has any personal or beneficial interest whatsoever in the service or property described in this Contract. Contractor has no interest and shall not acquire any interest, direct or indirect, that would conflict in any manner or degree with the performance of Contractor’s services and Contractor shall not employ any person having such known interests.

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J.	VENDOR OFFSET AND ERRONEOUS PAYMENTS. § 24-30-202(1), C.R.S. and § 24-30-202.4, C.R.S.

[Not applicable to intergovernmental agreements] Subject to § 24-30-202.4(3.5), C.R.S., the State Controller may withhold payment under the State’s vendor offset intercept system for debts owed to State agencies for: (i) unpaid child support debts or child support arrearages; (ii) unpaid balances of tax, accrued interest, or other charges specified in § 39-21-101, et seq., C.R.S.; (iii) unpaid loans due to the Student Loan Division of the Department of Higher Education; (iv) amounts required to be paid to the Unemployment Compensation Fund; and (v) other unpaid debts owing to the State as a result of final agency determination or judicial action. The State may also recover, at the State’s discretion, payments made to Contractor in error for any reason, including, but not limited to, overpayments or improper payments, and unexpended or excess funds received by Contractor by deduction from subsequent payments under this Contract, deduction from any payment due under any other contracts, grants or agreements between the State and Contractor, or by any other appropriate method for collecting debts owed to the State.

K.	PUBLIC CONTRACTS FOR SERVICES. § 8-17.5-101, et seq., C.R.S.

[Not applicable to agreements relating to the offer, issuance, or sale of securities, investment advisory services or fund management services, sponsored projects, intergovernmental agreements, or information technology services or products and services] Contractor certifies, warrants, and agrees that it does not knowingly employ or contract with an illegal alien who will perform work under this Contract and will confirm the employment eligibility of all employees who are newly hired for employment in the United States to perform work under this Contract, through participation in the E-Verify Program or the State verification program established pursuant to § 8-17.5-102(5)(c), C.R.S., Contractor shall not knowingly employ or contract with an illegal alien to perform work under this Contract or enter into a contract with a Subcontractor that fails to certify to Contractor that the Subcontractor shall not knowingly employ or contract with an illegal alien to perform work under this Contract. Contractor (i) shall not use E-Verify Program or the program procedures of the Colorado Department of Labor and Employment (“Department Program”) to undertake pre-employment screening of job applicants while this Contract is being performed, (ii) shall notify the Subcontractor and the contracting State agency or institution of higher education within three days if Contractor has actual knowledge that a Subcontractor is employing or contracting with an illegal alien for work under this Contract, (iii) shall terminate the subcontract if a Subcontractor does not stop employing or contracting with the illegal alien within three days of receiving the notice, and (iv) shall comply with reasonable requests made in the course of an investigation, undertaken pursuant to § 8-17.5-102(5), C.R.S., by the Colorado Department of Labor and Employment. If Contractor participates in the Department program, Contractor shall deliver to the contracting State agency, Institution of Higher Education or political subdivision, a written, notarized affirmation, affirming that Contractor has examined the legal work status of such employee, and shall comply with all of the other requirements of the Department program. If Contractor fails to comply with any requirement of this provision or § 8-17.5-101, et seq., C.R.S., the contracting State agency, institution of higher education or political subdivision may terminate this Contract for breach and, if so terminated, Contractor shall be liable for damages.

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L.	PUBLIC CONTRACTS WITH NATURAL PERSONS. § 24-76.5-101, et seq., C.R.S.

Contractor, if a natural person eighteen (18) years of age or older, hereby swears and affirms under penalty of perjury that Contractor (i) is a citizen or otherwise lawfully present in the United States pursuant to federal law, (ii) shall comply with the provisions of § 24-76.5-101, et seq., C.R.S., and (iii) has produced one form of identification required by § 24-76.5-103, C.R.S. prior to the Effective Date of this Contract.

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Contract Number:	Page 26 of 25	Version 0919

EXHIBIT A, STATEMENT OF WORK

I.	Services Provided by Contractor

A.	Contractor will provide SARS-CoV-2 polymerase chain reaction (“PCR”) diagnostic laboratory testing services (“Lab Service”) as requested by the State.

1.

Lab Services shall be limited to molecular microbiology testing, specifically SARS-CoV-2 performed on approved specimen source samples to provide information for the diagnosis, prevention or treatment of a disease or assessment of a medical condition.

2.

Contractor shall provide SARS-CoV-2 testing according to its approved testing methodologies, all of which have been determined by the CDC and FDA to be acceptable emergency use authorized diagnostic tests.

a.	Contractor shall comply with applicable standards under the Clinical Laboratory Improvement Amendments of 1988 (“CLIA”) and College of American Pathologists.

3.	The SARS-CoV-2 testing services will be available to the State 24 hours a day, 7 days a week.

4.

As the State deems necessary, Contractor agrees to render Lab Services for the State in accordance with orders issued by a health care provider (“HCP”), which issuance of said order is within the HCP’s scope of licensure and privileges.

5.

Contractor agrees in good faith to allocate up to [***] tests daily for the State, and will strive for a daily, 24-hour turnaround to results at a performance rate of [***] with turnaround measured from receipt at Contractor of a viable sample and complete manifest. The State understands that certain factors, such as, but not limited to availability of necessary reagents, personnel, and/or testing kits may affect the testing capabilities of Reference Laboratory and its turnaround time.

a.	The State does not guarantee or warrant that Contractor will receive a minimum number of specimens.

b.

The State may request an increase or decrease in sample processing capacity depending on Contractor performance and/or changes in daily laboratory throughput capacity, Contractor is not obligated to accept a requested increase if it exceeds Contractor’s then existing capacity, but Contractor agrees to work with State to accommodate all reasonable requests for increased capacity.

c.	Contractor will be responsible for reporting test results to State Communicable Disease Reporting. Preferred method is via HL-7 messaging.

d.	Contractor will be responsible for notifying submitting client or patient of lab test results directly.

6.

Each Party acknowledges that this Contract is not an exclusive agreement with respect to Lab Services, and each Party may contract with other parties providing or requesting the same or similar Lab Services. While Contractor will use its best efforts to meet the turnaround times and capacity stated herein, Contractor does not warrant that it can meet all of the State’s needs with respect to the Lab Services.

Exhibit A	Page 1 of 3

7.

The State is required to provide specimen collection supplies for the specimen collection for any samples sent to Contractor for testing. The State agrees to follow test-specific collection protocols when collecting laboratory specimens.

8.	The State shall be responsible for arranging and ensuring that specimens are transported to the Biodesix laboratory at the State’s expense.

B.	Contractor shall , if requested by State, provide laboratory processing services to State approved third party organizations to fulfill daily sample processing quota for State

1.

At the request of the State, and with at least a week’s notice of third party need unless an emergency situation arises that is approved by Contractor management and State, Contractor will provision test kits to designated organizations (local governments, schools, large employers, etc.) and upon receipt of used samples, process and report results to the State

a.	Contractor will ship requested test kits directly to designated organization

b.	Contractor will not be responsible for actual sample collection

c.	Approved third party organization will send used test kits back to Contractor’s lab for processing at cost to the State

d.

Contractor will strive for a daily, 24-hour turnaround to results at a performance rate of [***] based on turnaround from the point of receipt at Contractor’s facility of a viable test kit and complete manifest

2.	Contractor will invoice State for shipping costs directly associated with the distribution of testing kits to approved third party organizations.

II.	Test Orders and Forms

A.	All tests ordered pursuant to this Contract by the State will be performed by Contractor.

B.	All test orders must be accompanied by the following:

1.	A diagnosis;

2.	Signature;

3.	Symptom and/or ICD-9-CM code associated with the test(s) being ordered.

4.	Verbal test orders must be authenticated as specified in accordance with the State’s medical staff bylaws and/or State/federal rules/regulations.

C.

The State will provide Contractor with a complete manifest with every shipment of samples with all required fields as agreed upon by Contractor and CDPHE necessary for test performance, and State and Federal reporting.

III.	Test Information

A.	Contractor will provide the State with the following information:

1.	Laboratory name and address;

2.	Laboratory phone and fax number;

Exhibit A	Page 2 of 3

3.	Medical Director’s name and phone number; and

4.	Tests offered, including test name, pricing, CPS/HCPCS code and specimen requirements.

IV.	Laboratory Report Delivery and Contents

A.	Contractor agrees to deliver a copy of the original laboratory report in a timely manner (timely manner will mean within one week of specimen testing) to the State.

B.	The laboratory test report will include the following:

1.	Name of patient;

2.	Date of test;

3.	Test name;

4.	Test result;

5.	Normal values (Not Detected or Negative)

6.	Laboratory name and address.

7.	If applicable, Reference Laboratory shall report all abnormal and STAT reports to the State or to the patient’s attending health care provider (“HCP”), as directed by the State.

8.	Reference Laboratory also agrees to make all records of its Lab Services that were requested by the State available as authorized by State statutes.

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Exhibit A	Page 3 of 3

EXHIBIT B, LABORATORY RATE

I.	Contractor will be paid in the following manner for:

A.	Orders issued by a HCP, which issuance of said order is within the HCP’s scope of licensure and privileges; and

B.	Tests and specimens submitted to Contractor by the State:

TEST MNEMONIC	TEST NAME	REFERENCE LABORATORY RATE

SARS CoV-2 ddPCR test	COVID-19 ddPCR	[***] per specimen

II.	The State does not guarantee or warrant that Contractor will receive a minimum number of specimens.

III.	Invoices

A.

On a weekly basis, Contractor will submit an invoice, which invoice will reflect Lab Services rendered from the first day of the calendar week to the last day of the calendar week, and will be submitted to the State within 7 days of the end of the following calendar week. Each invoice shall include the following information:

1.	Name and Address of Reference Laboratory;

2.	CDPHE and Address;

3.

Patient names shall not be used, but refer to each patient as “Patient # ” to whom services were provided, the date each service was provided, the accession number for each service provided, the CPT code, if applicable, for each service provided and the charge for each service provided.

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Exhibit B	Page 1 of 1